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                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION



DATED:           September 30, 1996

BETWEEN:         Protection One Alarm Monitoring, Inc.,
                 a Delaware corporation
                 3900 S.W. Murray Boulevard.
                 Beaverton, Oregon 97005                          ("Monitoring")

AND:             Sequence Systems, Inc.,
                 dba Alltec Security Systems,
                 an Oregon corporation
                 7515 N.E. Ambassador Place, Suite C
                 Portland, Oregon 97220                             ("Sequence")

AND:             Robert P. Thompson
                 George T. Nuttle
                 Donald A. Buss
                 7515 N.E. Ambassador Place, Suite C
                 Portland, Oregon 97220                         ("Stockholders")


                                   RECITALS:

                 A. Sequence owns and operates a business engaged in the maintenance and monitoring of alarm systems for residential and commercial customers (the "Business");

                 B.       Stockholders are Sequence's sole stockholders;

                 C. Sequence wishes to transfer the Business and substantially all of its assets to Monitoring solely in exchange for voting shares of common stock of Protection One, Inc. (the "Parent"), which is the owner of all of the issued and outstanding capital stock of Monitoring, and the assumption by Monitoring of certain of the liabilities of Sequence in a transaction intended to qualify as a "reorganization" within the meaning of
Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, it being contemplated by Sequence and Monitoring that Sequence shall thereafter, as an integral part of the transaction, distribute the shares of Parent to Stockholders in complete liquidation of Sequence. In addition, Sequence and Stockholders are willing to enter into nonsolicitation and noncompetition covenants set forth in this Agreement; and

                 D. Monitoring wishes to acquire the Business and substantially all of the assets of Sequence on the terms and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the foregoing Recitals, which are expressly incorporated herein and by this reference made a part hereof, the parties hereto agree as follows:

         1. Definitions. The following terms shall be defined as set forth below:

                 1.1 Accounts Receivable. The term "Accounts Receivable" is defined as Sequence's right, title and interest in and to that portion of the Accounts Receivable of Sequence





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invoiced by Sequence prior to September 20, 1996, created in the ordinary course of Sequence's business for the maintenance and monitoring of Sequence's Subscribers, for services to be rendered on and after the Closing Date. A detailed aged Accounts Receivable listing is attached hereto as SCHEDULE 1.1 and by this reference incorporated herein.

                 1.2 Alarm Accounts. The term "Alarm Accounts" is defined as the installed alarm accounts set forth on SCHEDULE 1.2 attached hereto and by this reference incorporated herein, all Equipment, all available records (including, without limitation, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes, all goodwill of Sequence related thereto and any and all Contracts and related agreements for alarm systems and services between Sequence and the Subscribers.

                 1.3 Assets. The term "Assets" is defined as all Accounts Receivable, Alarm Accounts, Equipment, Other Property and Telephone Lines.

                 1.4 Closing and Closing Date. The terms "Closing" and "Closing Date" are defined as September 30, 1996, or such earlier date as the parties may mutually agree upon in writing when the Closing of the transfer of the Assets and the assumption of certain of the liabilities of Sequence is consummated. The transfer and delivery to Monitoring of the Assets and Monitoring's assumption of certain of the liabilities of Sequence shall be effective upon receipt of the Closing Payment by Sequence.

                 1.5 Closing Exchange Payment. The term "Closing Exchange Payment" is defined as an amount equal to Two Million Nine Hundred Eighty-Five Thousand Six Hundred Sixty-Two and 74/100 Dollars ($2,985,662.74), which is equal to ninety percent (90%) of the Exchange Price less the amount of the Unearned Income plus the amount of Six and 30/100 Dollars ($6.30) at the Closing and which is subject to adjustment under Section 3.

                 1.6 Closing Value. The term "Closing Value" is defined as the average per share closing price of Parent's shares of common stock for the ten (10) trading days beginning on the twelfth (12th) trading day immediately prior to the Closing Date.

                 1.7 Deferred Exchange Payment. The "Deferred Exchange Payment" is defined as an amount equal to Three Hundred Thirty-Six Thousand Eight Hundred and 64/100 Dollars ($336,800.64), which is equal to ten percent (10%) of the Exchange Price and which is subject to adjustment under Section 3.

                 1.8 Equipment. The term "Equipment" is defined as any and all installations and equipment owned or leased by Sequence located at the Subscribers' residences or places of business with respect to the Alarm Accounts.

                 1.9 Exchange Price. The term "Exchange Price" is defined as an amount equal to Three Million Three Hundred Twenty-Two Thousand Four Hundred Sixty-Three and 38/100 Dollars ($3,322,463.38), which is equal to the QRR at Closing multiplied by a factor of forty- three (43) less Unearned Income plus the amount of Six and 30/100 Dollars ($6.30) at Closing.

                 1.10 Guaranty Period. The term "Guaranty Period" is defined as the twelve (12) month period following the Closing Date to the Second Look Date.





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                 1.11     Lost QRR.  The term "Lost QRR" is defined as the QRR
(which was determined as of the Closing Date) for any Alarm Accounts which were cancelled because a notice of cancellation, dispute or intent not to renew had been received by Monitoring or Sequence, either orally or in writing, after the Closing Date. Lost QRR shall not include Alarm Accounts which are cancelled due to a Subscriber moving and within sixty (60) days of cancellation either the Subscriber signs a new monitoring agreement at a new location or a new subscriber signs a new monitoring agreement at the Subscriber's original location.

                 1.12 New Accounts. The term "New Accounts" is defined as installed Alarm Accounts, all equipment related thereto, all available records (including, without limitations, service and installation records), files, computer information, monitoring codes, upload codes, download codes, master codes, lock-out codes, communicator identification codes, all goodwill of Sequence related thereto and any and all Contracts and related agreements for alarm systems and services between Sequence and the New Accounts Subscribers, which Sequence shall assign, transfer and deliver to Monitoring after the Closing pursuant to Section 3.2.3 of this Agreement.

                 1.13 Other Property. The term "Other Property" is defined as certain central station equipment, a schedule of which is attached hereto as
SCHEDULE 1.13 and by this reference incorporated herein.

                 1.14 QRR. The term "QRR" is defined as the gross monthly recurring revenue of the Alarm Accounts under valid Contracts, as such term is defined in Section 5.12, for the leasing, monitoring and servicing of alarm systems which are in full force and effect as of the Closing Date, do not contain restrictions or limitations against assignment to Monitoring, have a minimum initial contract term of one (1) year and which have receivable balances which are current or in arrears no more than sixty (60) days from their due dates. QRR is reduced by: (i) the total monthly charges paid to third-party response agencies for patrol or alarm response; (ii) any costs associated with the provision of supervised monitoring, opening and closing reports or of inspection services or associated with cellular, derived channel or long range radio monitoring facilities; (iii) a deduction for leased Alarm Accounts if ownership of the alarm system passes to the Subscriber at the end of the lease; and (iv) a deduction for any Contract that is not automatically renewable. QRR does not include any amounts derived from or which are expected to be derived from: (a) services to be provided under any Contract which by its terms is terminable and has been terminated by a Subscriber as a result of the consummation of the transaction contemplated hereby; (b) services to be provided under any Contract as to which verbal or written notice of cancellation, termination or non-renewal has been received prior to the Closing; (c) time and materials charges or any other like charges for non-recurring, non-regular services and charges relating to maintenance services, extended warranty or fire inspection services; (d) reimbursement for or prepayment of leased telephone line charges associated with the Alarm Accounts; (e) reimbursement for or prepayment of any false alarm assessments;
(f) reimbursement for or prepayment of any taxes, fees, increased monitoring charges or other charges imposed by any governmental authority with respect to the furnishing of alarm services; and (g) charges paid to third party response agencies on all Alarm Accounts. Quarterly, semi-annual and annual billings shall be divided by three (3), six (6) and twelve (12), respectively, to determine the monthly recurring revenue amount.

                 1.15 Second Look Date. The term "Second Look Date" is defined as the day that is twelve (12) months after the Closing.





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                 1.16     Subscriber.  The term "Subscriber" is defined as any
person, business, corporation or other entity that has an Alarm Account with Sequence for the provision of alarm and/or monitoring services.

                 1.17 Telephone Lines. The term "Telephone Lines" is defined as Sequence's interest in all of the telephone lines, voice service lines, call back lines and numbers on which the Alarm Accounts are being monitored or which are otherwise used or owned by Sequence in connection with the business of service and monitoring. All of the telephone numbers for the Telephone Lines are listed in SCHEDULE 1.17.

                 1.18 Unearned Income. The term "Unearned Income" is defined as: (i) all Accounts Receivable; and (ii) payments and deposits received by Sequence prior to the Closing for services to be rendered on or after the Closing to the Alarm Accounts by Monitoring.

         2. Terms of Exchange. In reliance upon the warranties, representations and covenants contained in this Agreement and subject to the terms and conditions of this Agreement and in consideration for the Exchange
Price:

                 2.1 Assets Assigned, Transferred and Conveyed. Sequence assigns, transfers and conveys to Monitoring, and Monitoring accepts the assignment, transfer and conveyance from Sequence, at the Closing, all of Sequence's right, title and interest in and to the Assets.

                 2.2 Liabilities Assumed. Except as set forth in Section 7 of this Agreement, at the Closing, Monitoring accepts the assignment of and assumes responsibility for Sequence's obligation to provide monitoring and service under the Contracts and accepts the assignment of, assumes responsibility for and agrees to pay in full at the Closing Sequence's liabilities and indebtedness described in SCHEDULE 2.2 (the liabilities and obligations described in SCHEDULE 2.2 are referred to herein as "Sequence's Third Party Indebtedness" and the creditors thereunder are referred to herein as "Sequence's Third Party Creditors"). Except as provided in this Section 2.2, Monitoring and Parent do not, and shall not, assume, or be deemed to assume, under this Agreement or otherwise, any debt, liability or obligation of Sequence or Stockholders of any nature whatsoever, whether arising by tort or contract or otherwise, whether known or unknown, including, without limitation,
(a) liability arising out of actions or omissions of Sequence or Stockholders prior to or after the Closing Date; (b) liability resulting from breach of contract arising out of actions of Sequence or Stockholders or as a result of the transfer and delivery of the Assets pursuant to this Agreement; (c) liability in connection with contracts not assumed by Monitoring under this Agreement or in connection with obligations under the Alarm Accounts where performance was required prior to the Closing Date; (d) liability of Sequence for any taxes, including sales taxes, arising prior to the date hereof or in connection with the transfer and delivery of the Assets hereunder; (e) any liability in connection with representations, promises or warranties made by Sequence to Subscribers which are not described in the Contract with Subscribers; and (f) liability in connection with any of Sequence's employees, including salaries, benefits, commissions or any employee benefit plan of Sequence (all of such debts, liabilities and obligations referred to herein as the "Excluded Liabilities"). All Excluded Liabilities of Sequence that are not assumed by Monitoring hereunder shall be paid, performed and discharged by Sequence.

         3.      Exchange Price and Adjustments to Exchange Price.

                 3.1 Exchange Price. In exchange for the assignment, transfer and conveyance of the Assets, for the assumption of certain of Sequence's liabilities hereunder and for the





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nonsolicitation agreement set forth in Section 9, as more fully set forth on
SCHEDULE 3.1, Monitoring:

                          3.1.1   Closing Exchange Payment.  Shall (i) accept
the assignment of, assume responsibility for and pay at the Closing or as soon as reasonably possible thereafter Sequence's Third Party Indebtedness (which equals the amount of Seven Hundred Five Thousand Six Hundred Sixty-Three and 52/100 Dollars ($705,663.52)) and (ii) deliver to Sequence stock certificate(s) for one hundred sixty-seven thousand six hundred forty-seven (167,647) shares of the common stock of Parent (the "Pro One Stock") (such number of shares being equal to Two Million Two Hundred Seventy-Nine Thousand Nine Hundred Ninety-Nine and 22/100 Dollars ($2,279,999.22) divided by the Closing Value) on the Closing Date or as soon as reasonably possible thereafter, which amount in the aggregate equals the Closing Exchange Payment.

                          3.1.2   Registration of Pro One Stock.  As soon as
reasonably practicable after the Closing Date, and in no event later than ten
(10) days after the Closing Date, shall cause Parent to file a Registration Statement on Form S-3 registering the offer and sale by Sequence from time to time of the Pro One Stock delivered to Sequence under this Agreement. To evidence the obligation of Parent to register the Pro One Stock, Parent and Sequence shall enter into a Registration Rights Agreement defining their respective rights and responsibilities with respect to the Pro One Stock and each of the Stockholders shall execute and deliver to Monitoring an Affidavit and Agreement verifying the status of Sequence as an "accredited investor" within the meaning of Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, a copy of the forms of which are attached hereto as SCHEDULE 3.1.2 and by this reference incorporated herein.

                          3.1.3   Deferred Exchange Price.  Shall deliver to
Sequence within thirty (30) days after the Second Look Date twenty-four thousand seven hundred sixty-four and 75/100 (24,764.75) shares of Pro One Stock (such number of shares being equal to the amount of Three Hundred Thirty-Six Thousand Eight Hundred and 64/100 Dollars ($336,800.64) (the "Deferred Exchange Payment") divided by the Closing Value). The Deferred Exchange Payment shall be subject to adjustment under Section 3.2.

                 3.2 Exchange Price Adjustments. The Exchange Price, including the Closing Exchange Payment and the Deferred Exchange Payment, shall be subject to adjustment as follows:

                          3.2.1   Exchange Price Verification.  Within one
hundred twenty (120) days after the Closing, Monitoring shall deliver to Sequence a schedule setting forth its calculation of the QRR in effect as of the Closing Date (the "Closing QRR"), Sequence's Third Party Indebtedness and the Unearned Income together with a certificate signed by an officer of Monitoring setting forth that the schedule has been prepared in accordance with the terms and provisions of this Agreement. In the event the Closing QRR, Sequence's Third Party Indebtedness and the Unearned Income set forth on the schedule is more or less than the QRR, Sequence's Third Party Indebtedness and the Unearned Income used to calculate the Exchange Price at Closing, and in such event, the Exchange Price, the Closing Exchange Payment and the Deferred Exchange Payment shall be adjusted upward or downward accordingly. If the Exchange Price is adjusted upward as a result of the change in the QRR, Monitoring shall, concurrently with the delivery of the schedule, deliver to Sequence stock certificate(s) for such number of shares of Pro One Stock equal to the Closing QRR, less the QRR, multiplied by forty-three (43), then multiplied by ninety percent (90%) and then divided by the Closing Value, and an amount equal to the Closing QRR, less the QRR, multiplied by forty-three
(43) and then multiplied by ten





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percent (10%), shall be added to the Deferred Exchange Payment.  If the
Exchange Price is adjusted downward as a result of a change in the QRR, Sequence shall, within ten (10) days of the receipt of the schedule, deliver to Monitoring stock certificate(s) for such number of shares of Pro One Stock equal to the QRR, less the Closing QRR, multiplied by forty-three (43), then multiplied by ninety percent (90%) and then divided by the Closing Value, and the Deferred Exchange Payment shall be decreased by an amount equal to the QRR, less the Closing QRR, multiplied by forty-three (43) and then multiplied by ten percent (10%). If the Exchange Price is adjusted upward as a result of a change in Sequence's Third Party Indebtedness or the Unearned Income, Monitoring shall, concurrently with the delivery of this schedule, deliver to Sequence stock certificate(s) for such number of shares equal to the amount of the increase divided by the Closing Value. If the Exchange Price is adjusted downward as a result of a change in Sequence's Third Party Indebtedness or the Unearned Income, Sequence shall, within ten (10) days of the receipt of the schedule, deliver to Monitoring stock certificate(s) for such number of shares equal to the amount of the decrease divided by the Closing Value. If there are increases and decreases in the Exchange Price, they shall be offset against each other in determining the number of shares of Pro One Stock to be delivered by a party hereto.

                          3.2.2   Exchange Price Adjustment.  After the Second
Look Date and on or before thirty (30) days after the Second Look Date, Monitoring shall compute the Lost QRR for the Alarm Accounts as of the Second Look Date and prepare and deliver to Sequence a schedule setting forth the amount of the Lost QRR, the amount of any adjustment to the Deferred Exchange Payment, and the amount of the Deferred Exchange Payment. For purposes of Monitoring's calculation of the Lost QRR, of any adjustment to the Exchange Price and the Deferred Exchange Payment, and of the amount of the Deferred Exchange Payment to be paid to Sequence, Monitoring shall deduct from the Lost QRR an amount equal to four percent (4%) of the Closing QRR for all Alarm Accounts which Sequence does not continue to service on an ongoing basis after the Closing Date (e.g., the Alarm Accounts not set forth on SCHEDULE 7.3) (the "Lost QRR Allowance"). The Exchange Price and the Deferred Exchange Payment shall be reduced by the amount of the Lost QRR, less the Lost QRR Allowance, multiplied by forty-three (43). Sequence shall, in all events, be entitled to not less than forty percent (40%) of the Deferred Payment before any adjustment pursuant to this Section 3.2.2 (subject to the right of Monitoring hereunder to offset against such amount or any other amounts which Sequence may owe to Monitoring hereunder as of the Second Look Date). Any adjustment of the Exchange Price pursuant to this Section 3.2.2 shall be subtracted from the Deferred Exchange Payment. In the event the downward adjustment of the Exchange Price exceeds the Deferred Exchange Payment, Monitoring should not be required to deliver to Sequence any certificate(s) for any shares of Pro One Stock for the Deferred Exchange Payment and Sequence shall not be liable for any shortfall.

                          3.2.3   New Accounts.  During the first one hundred
twenty (120) days of the Guaranty Period, Sequence may assign, transfer and deliver to Monitoring New Accounts. Monitoring shall deliver to Sequence stock certificate(s) for such number of shares of Pro One Stock equal to the QRR of such New Accounts, divided by the Closing Value, multiplied by forty-three (43) and then multiplied by ninety percent (90%), less Unearned Income attributable to such New Accounts within ten (10) days after the expiration of such one hundred twenty (120) day period. An amount equal to the QRR of such New Accounts, multiplied by forty-three (43) and then multiplied by ten percent (10%), shall be added to the Deferred Exchange Payment. Monitoring, at the time of the delivery of the stock certificate(s) for the shares of Pro One Stock in exchange for the New Accounts, may subtract from the number of shares of Pro One Stock Sequence is required to deliver to Monitoring under Section 3.2.2, if Sequence has not yet delivered to Monitoring stock certificate(s) for such shares. A schedule of Sequence's sales leads, referrals and orders for alarm systems received by Sequence as of the Closing Date and all other





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work in progress and installations of alarm system equipment which Sequence has not completed as of the Closing Date (collectively, the "Work in Progress") is attached hereto as SCHEDULE 3.2.3(A) and by this reference incorporated herein and a schedule of all pending new subscribers (the "Pending New Subscribers") is attached hereto as SCHEDULE 3.2.3(B) and by this reference incorporated herein. Monitoring agrees that Sequence may assign, transfer and deliver to Monitoring during such one hundred twenty (120) day period as New Accounts when the prospective subscribers listed in SCHEDULE 3.2.3(A) and (B) execute and deliver to Monitoring a Contract and otherwise satisfy all of Monitoring's requirements hereunder for New Accounts. Each New Account must be located in Monitoring's existing market areas and must meet all of Monitoring's standard credit requirements, the criteria agreed to herein fro the Alarm Accounts, all representations and warranties set forth in this Agreement and the requirements set forth in the definition of QRR. On the date each New Account is transferred to Monitoring, there shall be no more than two (2) months of either free monitoring service or prepaid monitoring service. Upon transfer to Monitoring of the New Account, the New Account shall be deemed to be an Alarm Account and subject to all the terms, conditions, representations and warranties set forth in this Agreement as it relates to Alarm Accounts.
Sequence shall also deliver to Monitoring the Contracts, records, information and documents which Sequence may require in order to take possession and control of the New Account and provide monitoring service.

                          3.2.4   Resolution of Exchange Price Dispute.  Any
disputes with respect to the adjustment of the Exchange Price and the Deferred Exchange Payment shall be resolved in accordance with Section 17.10. Sequence shall notify Monitoring of any dispute with respect to the adjustment of the Exchange Price and the Deferred Exchange Payment within fifteen (15) days after delivery of the schedule. If Sequence notifies Monitoring of such a dispute, Monitoring shall not pay to Sequence the Deferred Exchange Payment, except for any amounts mutually agreed to be Sequence and Monitoring, until the parties have resolved the dispute by arbitration and all time periods for appealing any arbitrator's award have expired.

                 3.3 Rights to Terminated or Cancelled Accounts. Within thirty (30) days after the end of each month during the Guaranty Period, Monitoring will transfer to Sequence, without recourse or warranty of any kind, the subscriber files for those Subscribers whose Alarm Accounts have been cancelled or terminated during the Guaranty Period and for which an adjustment to the Exchange Price and the Deferred Exchange Payment was made. Monitoring reserves the right to collect past due charges, Monitoring's customary cancellation fee and any other amounts due under the Contracts with the Subscribers, on any terms or conditions deemed acceptable by Monitoring, in its sole discretion. Monitoring makes no representations with respect to the cancelled or terminated Alarm Accounts transferred to Sequence hereunder, and Sequence acknowledges and agrees that Monitoring shall have no liability to Sequence if the Subscribers of these cancelled or terminated Alarm Accounts fail to renew, reinstate or reaffirm their Contracts with Sequence.

                 3.4 Instruments of Conveyance and Transfer. Sequence shall deliver to Monitoring at the Closing such instruments of transfer, including bills of sale and assignments in form and substance reasonably satisfactory to Monitoring as shall be effective to vest in Monitoring all of the right, title and interest of Sequence in and to the Assets and letters of agency and supersedure forms for transfer to Monitoring of the Telephone Lines. Simultaneously with or immediately after such delivery, Sequence will execute such other documents reasonably requested by Monitoring and do any further acts or things reasonably necessary to cause all of the Alarm Accounts to be connected to Monitoring's central monitoring station and to put Monitoring in possession and control of the Assets, including without limitation, providing to Monitoring all central station receiver programming and equipment information in a form





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acceptable to Monitoring to permit Monitoring to monitor the Alarm Accounts without interruption and delivering to Monitoring a current central station printout at Sequence's expense as soon as reasonably possible after Monitoring's request therefor.

                 3.5 Invoicing, Servicing and Collection by Monitoring. After the Closing Date, Monitoring is authorized to notify the Alarm Accounts to make all further payments under the Contracts and the Accounts Receivable for services to be rendered on or after the Closing Date directly to Monitoring and payable to the order of Monitoring. If payments are made payable to the order of Sequence for services to be rendered on or after the Closing Date, Monitoring is hereby irrevocably appointed as Sequence's attorney-in-fact to endorse any checks, orders or other payment instruments in connection with each Alarm Account. Sequence shall remit to Monitoring any payments for services to be rendered on or after the Closing Date made to Sequence after the Closing Date within seven (7) days of their receipt. Monitoring is also authorized to bill or invoice the Subscribers for all amounts due and to become due under the Alarm Accounts after the Closing Date, to compromise, adjust and grant extensions of time for payment on the Alarm Accounts and to take any collection action deemed necessary or advisable by Monitoring, in its sole discretion, without notice to Sequence and without affecting Sequence's obligations hereunder. From and after the Closing Date, Sequence shall have no authority to, and will not, without Monitoring's prior written consent, accept, negotiate or deposit payments or other amounts due in connection with the Alarm Accounts.

         4. Bulk Sales. Monitoring hereby waives compliance by Sequence with respect to any applicable bulk sales or similar laws of any jurisdiction in connection with the transfer and delivery of the Assets to Monitoring, and Sequence agrees to indemnify Monitoring and to save and hold Monitoring harmless from, for and against any liability, damage, loss or deficiency (including reasonable attorney's fees) which Monitoring may suffer or sustain as a result of any claims made by creditors of Sequence against Monitoring ("Creditor's Claim"). In the event of a Creditor's Claim, Monitoring shall so notify Sequence in writing and Sequence shall have thirty (30) days in which to satisfy or discharge the Creditor's Claim.

         5. Representations, Warranties and Agreements of Sequence. Except as otherwise set forth or described on SCHEDULE 5 ("Sequence's and Stockholders' Disclosure Schedule") or any other Schedule or Exhibit attached hereto, Sequence and Stockholders agree, represent and warrant as follows:

                 5.1 Corporate Status of Sequence. Sequence is a corporation duly organized and validly existing under the laws of the State of Oregon, does not have any subsidiaries and does not own any securities of, or have any proprietary interest in, any other entity. Sequence, as a result of the character and location of the Assets and the nature of the business conducted by it, is qualified to conduct business in Washington as a foreign corporation. Sequence has full corporate power and corporate authority to own, or hold under lease, the Assets and is qualified to conduct business in all jurisdictions except where the failure to qualify would not materially adversely affect the business of Sequence.

                 5.2 Capitalization. The authorized capital stock of Sequence consists of one hundred thousand (100,000) shares of Class A common stock, no par value per share and one hundred thousand (100,000) shares of Class B common stock, of which sixty-six thousand six hundred sixty-seven (66,667) shares of Class B common stock are issued and outstanding. All of Sequence's issued and outstanding shares of stock have been validly issued to Stockholders and are fully paid and non-assessable and are not subject to any preemptive or other similar rights. Stockholders are the owners, beneficially and of record, of all of the issued and outstanding





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shares of Sequence free and clear of all restrictions of any kind, nature or description. Sequence has not authorized or issued any securities other than to Stockholders, and no person, corporation, or entity holds any option, warrant or right to purchase or otherwise acquire any shares of capital stock of Sequence. Stockholders have not entered into any agreement with any former stockholder of Sequence with respect to the sale, transfer or disposition of the capital stock or Assets of Sequence or in any manner affecting the capital stock or Assets of Sequence.

                 5.3 Corporate Documentation. Stockholders have furnished Monitoring with a true and complete copy of Sequence's Articles of Incorporation, certified by the Secretary of State of the State of Oregon, a true and complete copy of Sequence's Bylaws, certified by the Secretary of Sequence, a certificate of the Secretary of State of the State of Oregon evidencing the due organization and valid existence of Sequence under the laws of the State of Oregon and a certificate of the Secretary of State of each jurisdiction in which Sequence is qualified as a foreign corporation stating that Sequence is authorized to transact business in such state and is a foreign corporation in good standing. In addition, Sequence's stock transfer records and corporate records of the meetings of the directors and stockholders of Sequence which have been delivered to Monitoring are true, accurate and complete and reflect all issues and transfers of stock to date and all actions and proceedings of such bodies to date.

                 5.4 Authorization of Sequence and Stockholders; No Adverse Consequences. This Agreement has been duly executed and delivered by Sequence and Stockholders and constitutes a valid obligation legally binding on Sequence and Stockholders and is enforceable against Sequence and Stockholders in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement by Sequence and Stockholders and the consummation of the transactions contemplated hereby by Sequence and Stockholders do not and will not conflict with, or result in a breach, default, violation or loss of a material benefit under any agreement, mortgage, lease, license or other instrument or obligation of Sequence and Stockholders in connection with the operation of the Business or any of the Assets (including, without limitation, Monitoring's payment of Sequence's Third Party Indebtedness on the Closing Date in the amounts set forth on SCHEDULE 2.2); do not and will not require the consent or permission of any person or governmental agency; and do not and will not violate any law, rule or regulation of any agency or governmental body to which Sequence is, or Stockholders are, subject and that is individually or in the aggregate material to the transactions contemplated hereby. No registration, declaration or filing with any governmental or administrative authority is required on the part of Sequence and Stockholders in connection with the execution, delivery and performance of this Agreement.

                 5.5 Title to Assets. Sequence has good and valid title to the Assets, free and clear of all liens, claims, charges or other encumbrances, with full lawful right, power, capacity and authority to assign, transfer and deliver the Assets to Monitoring pursuant to this Agreement and to consummate the transactions contemplated hereby, and there are no agreements, arrangements or understandings restricting or otherwise relating to the transfer of the Assets. At the Closing, Monitoring will receive good and valid title to the Assets, free and clear of all liens, claims, charges or other encumbrances of any nature whatsoever.

                 5.6 Financial Statements. Sequence has heretofore delivered to Monitoring a copy of Sequence's balance sheet dated as of September 20, 1996 ("Financial Statements"), a copy of which is included in
SCHEDULE 5.  The Financial Statements accurately present the financial





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
position, results of the operations and the changes in financial position of Sequence for the periods indicated; were accurately prepared from the books and records of Sequence in accordance with the accounting policies then in effect; and have been prepared on a consistent basis with past periods, all subject to year-end adjustment, which adjustment in the aggregate shall not materially affect the results contained therein.

                 5.7 Changes in Business. Except as expressly allowed or contemplated by this Agreement, since the date of the Financial Statements, Sequence has conducted its business in the ordinary course and there has not occurred:

                          (i)     Any change, effect or occurrence that has, or
is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the condition (financial or otherwise) or prospects of Sequence, its business or the Assets, or (ii) the operation of the business before or after the Closing Date or the ownership or other use of the Assets by Monitoring and Sequence thereafter.

                          (ii)    Any acquisition, sale or disposition of
property or assets by or of Sequence, except in the ordinary course of business;

                          (iii)   Any entry into, amendment of, relinquishment,
termination or non-renewal by Sequence of any Contracts, lease transaction, commitment or other right or obligation other than in the ordinary course of business; or

                          (iv)    Any agreement or arrangement made by Sequence
to take any action after the date hereof which, if taken prior to the date hereof, would have made any representation or warranty set forth in this
Section 5.7 untrue or incorrect as of the date hereof.

                 5.8 Undisclosed Liabilities. To the best knowledge of Stockholders, there are no liabilities or obligations of any nature of Sequence, due or to become due, determined or determinable, absolute, accrued, contingent or otherwise, and there are no conditions, situations or circumstances that have existed, are existing or that could reasonably be expected to result in any such liabilities or obligations, except, in any such event, (i) as, and to the extent, set forth or specifically reserved against on the Financial Statements, (ii) liabilities incurred since the date of the Financial Statements in the ordinary and usual course of business consistent with past practice (none of which is a material uninsured liability for breach of contract, breach of warranty, tort or infringement claim, violation of law or lawsuit), and (iii) liabilities incurred in connection with or contemplated by this Agreement or listed in the schedules attached hereto (including without limitation SCHEDULE 2.2).

                 5.9 Taxes. Sequence has duly and timely filed all tax reports and returns required to have been filed on or before the Closing Date, and such returns as filed are true and correct in all material respects. All federal, state, local and foreign income, receipts, profits, franchise, sales, use, occupation, real and personal property, excise, employment or other taxes (including interest and penalties of Sequence) required to have been paid on or before the Closing Date, whether or not assessed, have been or shall be fully paid on or prior to the due date thereof. Sequence has never filed a consolidated, combined or unitary tax return with any other person or entity. There is no unpaid interest, penalty or addition to tax due or claimed to be due from, or any unpaid tax deficiency, determination or assessment outstanding against Sequence or any basis therefor known to Sequence. There are no tax liens on, pending against or, to the best knowledge of Stockholders, threatened against Sequence or its Assets. Sequence has not filed a consent under Section 341(f)(1) of the Internal Revenue Code of 1986, as amended.





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                 5.10     No UL Deficiencies.  Sequence's central station
located in Longview, Washington has been approved and listed by Underwriters' Laboratory ("UL") and is not subject to any deficiencies with respect thereto, including but not limited to any deficiencies in any verbal or written report received by Sequence in connection with an inspection of such central station facility and UL certificated systems, if any, on or about July 15, 1996. All required fire inspections with respect to each fire alarm system installed at the premises of Sequence's Subscribers have been performed as required in accordance with the obligations and commitments of Sequence to UL and/or to any applicable insurance rating organization. All UL certificates issued by Sequence for alarm systems installed at the premises of Sequence's Subscribers have been properly issued and the systems for which such certificates have been issued comply in all material respects with all of the UL specifications and standards for such systems and Stockholders are not aware of any outstanding deficiencies.

                 5.11 Employees. Sequence is not bound by or subject to (and none of the Assets are bound by or subject to) any written or oral, express or implied, employment contracts, commitment or arrangement with any employee. Sequence does not have any collective bargaining agreement with any labor union, and no labor union has requested or, to the knowledge of Stockholders, has sought to represent any of the employees, representatives or agents of Sequence. Included in SCHEDULE 5 are the Employee Benefit Plans (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) Sequence maintains for its employees.

                 5.12 Form Contracts. Included in SCHEDULE 5 is a true and correct copy of each type of form contract Sequence has in effect with each of its Subscribers for alarm leases, alarm monitoring, and other alarm services (the "Contract" or "Contracts"). Sequence has not modified, except in a writing disclosed to Monitoring, any of the Contracts and has not undertaken any obligations or made any warranties, agreements or guarantees to any Subscribers other than those set forth in the Contracts. Sequence has not entered into any other type of service or lease contract with its Subscribers nor is Sequence rendering services to any of its Subscribers other than pursuant to a Contract. Each Contract which Sequence has with its current Subscribers is fully executed, valid, in full force and effect and enforceable in accordance with its terms and meet all of the requirements set forth in the definition of QRR set forth in Section 1.14 (less any applicable deductions required thereunder). Sequence is not in default or material violation of any Contracts with its Subscribers. Sequence does not have any warranty obligations which exceed in time or scope a one (1) year parts and labor warranty which commence from the date of installation of each alarm system. On the Closing Date, Sequence possess all original monitoring and lease contracts with Subscribers and such other documents and information which Monitoring will need and may reasonably require to perform monitoring, repair, servicing and other alarm services requested by Subscribers or required to be provided pursuant to the Contracts.

                 5.13 Increase in Fees. Since August 1, 1996, Sequence has not increased recurring monitoring charges or service charges payable by Sequence's retail Subscribers, other than for additions or changes in services or protection.

                 5.14 No Defaults. Sequence is not in default, or alleged to be in default under any material agreement, license or obligation relating to the Assets and/or Assumed Liabilities. Except for delinquent payments by some of the Subscribers, no other party to any such agreement, license or obligation is in default thereunder and there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement, license or obligation.





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
                 5.15 License and Permits. Sequence and its employees have all material governmental licenses and permits (federal, state and local) necessary for the conduct of the business as now carried on by the Sequence, and such licenses are in full force and effect. Copies of all of Sequence's licenses are included in SCHEDULE 5. No violations are or have been recorded and Sequence and Stockholders are not aware of any unrecorded violations in respect of any such licenses or permits of Sequence and no proceedings are pending or to Stockholders' knowledge threatened concerning the revocation or limitation of any such license or permit of Sequence.

                 5.16 Compliance With Laws. Sequence has complied with all material laws, rules, regulations and orders applicable to the operation of the business conducted by the Sequence. Sequence has not received notice nor taken any action or failed to take any action which action or failure will or would, in any way, preclude or prevent Monitoring from using the Assets after the Closing in the same manner as theretofore used by the Sequence.

                 5.17 Litigation. There are no claims, litigation, proceedings or investigations pending or threatened against Sequence, including any incidents in the past two (2) years where a Subscriber or third party alleged damages in excess of One Thousand Dollars ($1,000), which were alleged to result from a failure of an alarm system or Sequence's service.

                 5.18 Brokers. Sequence and Stockholders have not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                 5.19 Insurance. Sequence has in full force and effect the policies of automobile liability insurance and commercial general liability insurance ("Liability Insurance"), a copy of which Liability Insurance policy in included in SCHEDULE 5. All of the Contracts are covered by Sequence's Liability Insurance coverage for negligence claims. Sequence is not in default and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by Sequence under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against Sequence.

                 5.20 Monitoring. All of the Alarm Accounts are on the Telephone Lines which are owned and controlled by Sequence and no other alarm accounts owned by any third parties are monitored on the Telephone Lines. Sequence should not incur any third party monitoring costs related to the Alarm Accounts. None of the Alarm Accounts need to be reprogrammed in order for Sequence to transfer the monitoring to Monitoring's monitoring facility.

                 5.21 Equipment and Other Property. All of the Equipment is in good working order and condition, ordinary wear and tear, routine service needs and subscriber misuse or non-use excepted, and such Equipment has been installed in accordance with good workmanlike practices prevailing in the industry at the time of installation. All Equipment conforms in all material respects to the Contract pursuant to which it was installed and comply with all material applicable laws, rules, regulations and codes at the time of its installation. All of the Other Property included among the Assets is in good operating condition and repair, normal wear and tear excepted.

                 5.22 Work in Progress and Pending New Subscribers. To the best of Sequence's knowledge, as of the Closing Date, (i) all contracts or agreements relating to any Work in Progress and Pending New Subscribers have been disclosed to Monitoring in due diligence, are valid and in full force and effect, enforceable in accordance with their respective terms by





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
Sequence, and may be assigned to Monitoring without the consent of any third party, (ii) Sequence is not in default or material violation of any contracts or agreements relating to any Work in Progress and Pending New Subscribers, and
(iii) Sequence has not undertaken any obligations or made any warranties, agreements or guarantees in relation to any Work in Progress and Pending New Subscribers, except those set forth in the written contracts and agreements disclosed to Monitoring in due diligence.

                 5.23 Location of Alarm Account Subscribers. All Subscribers are located in Arizona, California, Idaho, Nevada, New Mexico, Oregon and Washington.

                 5.24 Accredited Investor Status. Sequence is an "accredited investor" within the meaning of Rule 501(d)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                 5.25 Schedules Delivered at Execution. All of the schedules described in this Agreement and prepared by Sequence which are being delivered to Monitoring upon execution hereof (i) are true, accurate and complete as of the Closing Date; and (ii) have been prepared in conformity with the provisions of this Agreement.

                 5.26 No Material Misstatements. No representation or warranty by Sequence or Stockholders contained in this Agreement, or in any exhibit or schedule attached hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

         6. Representations, Warranties and Agreements of Monitoring. Except as set forth on SCHEDULE 6 ("Monitoring's Disclosure Schedule"), Monitoring agrees, represents and warrants as follows:

                 6.1 Corporate Status of Monitoring. Monitoring is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Monitoring is qualified to conduct business in the States of Oregon and Washington as a foreign corporation. Monitoring has full corporate power and corporate authority to consummate the transactions contemplated hereunder.

                 6.2 Authorization of Monitoring. This Agreement has been duly executed and delivered by Monitoring and constitutes a valid obligation legally binding on Monitoring and is enforceable against Monitoring in accordance with its terms; except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

                 6.3 Litigation. There are no claims, litigation, proceedings or investigations pending or, to the best knowledge of Monitoring, threatened against Monitoring which would have a material adverse impact on Monitoring's ability to perform all of its duties and obligations under this Agreement.

                 6.4 Brokers. Monitoring has not employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.





Page 13 -  AGREEMENT AND PLAN OF REORGANIZATION

         7.      Covenants of Sequence.

                 7.1 Announcement Letter. Sequence and Monitoring have prepared an announcement letter, the form of which is attached hereto as
SCHEDULE 7.1 and by this reference incorporated herein, with respect to the transfer and delivery of the Alarm Accounts pursuant to this Agreement. Sequence has delivered to Monitoring at the Closing address labels for all of the Subscribers and a sufficient amount of Sequence's envelopes and sheets of letterhead to enable Monitoring to mail the announcement letter to all of the Subscribers.

                 7.2 Post-Closing Monitoring. Sequence shall provide monitoring service for the Alarm Accounts for a period of up to one hundred twenty (120) days after the Closing Date at no charge to Monitoring. In connection therewith, Sequence shall pay all Telephone Line charges with respect to the monitoring of the Alarm Accounts so long as Sequence monitors the Alarm Accounts.

                 7.3 Post-Closing Service and Repair. Sequence shall provide warranty and repair services for the Alarm Accounts for a period of up to fifteen (15) days after the Closing Date at no charge to Monitoring. Sequence shall also provide warranty repair services for certain Alarm Accounts on an ongoing basis after the Closing Date, a schedule of which Alarm Accounts is attached hereto as SCHEDULE 7.3 and by this reference incorporated herein, at no charge to Monitoring. Sequence may bill or invoice for any warranty and repair services Sequence provides to the Alarm Accounts after the Closing Date for which the Subscriber is obligated to pay under the Contract or for any addition alarm equipment Sequence may sell to the Subscriber.

                 7.4 Insurance. Sequence shall procure and maintain in full force through the Guaranty Period, at its expense, comprehensive general liability insurance policies with financial sound and responsible insurers to protect against and from loss by reason of injury to persons or damage to property, including all third persons and property of third persons, based upon or arising out of Sequence's business activities, with coverages and provisions specified in Sequence's Insurance Certificate which is attached hereto as
SCHEDULE 7.4 and by this reference incorporated herein. Sequence has provided at the Closing to Monitoring and agrees to provide at any other time with documents reasonably requested by Monitoring evidencing the insurance coverage required by this Section 7.4, including without limitations, certificates of insurance.

                 7.5 Assignment of Nonsolicitation Agreements. Sequence hereby assigns to Monitoring all of Sequence's right, title and interest in and to any nonsolicitation and noncompetition covenants and agreements, if any, with respect to the Alarm Accounts under which Sequence's employees or other third parties have agreed not to solicit the Subscribers or compete with Sequence. Monitoring does not assume any of Sequence's duties or obligations under any of the nonsolicitation and noncompetition covenants and agreements with respect to the Alarm Accounts. Sequence has provided to Monitoring true copies of all agreements with respect to Sequence's acquisition of any of the Alarm Accounts from any third party, including without limitation any acquisition by way of asset purchase, stock purchase or merger.

                 7.6 Dissolution. From and after the Closing Date, Sequence shall not engage in any business, shall promptly liquidate and dissolve as a corporation and shall distribute the Pro One Stock received pursuant to Section 3 hereof to Stockholders in complete cancellation and redemption of the shares of Sequence's capital stock.





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
         8.      Covenants of the Monitoring.

                 8.1      Access to Books and Records.  For a period of five
(5) years after the Closing Date, Monitoring agrees that Sequence and Stockholders and their representatives shall have reasonable access to all books and records of Sequence to the extent that such access is lawful and may reasonably be required by Sequence and Stockholders in connection with matters relating to or affected by the operations of Sequence prior to the Closing Date, including without limitation tax matters and pending litigation. Such access shall be afforded by Monitoring during normal business hours.

                 8.2 Sequence's Third Party Indebtedness. Monitoring agrees to assume, discharge and hold Sequence and Stockholders harmless from any liability for Sequence's Third Party Indebtedness (unless such liability results from a breach of representation or warranty by Sequence or Stockholders hereunder).

         9. Nonsolicitation, Noncompetition and Nondisclosure of Confidential Information

                 9.1 Nonsolicitation. For twenty (20) years following the date of this Agreement, neither Sequence nor Stockholders will, directly or indirectly, as a partner, limited partner, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, in any manner, in or with respect to any Alarm Accounts in the States of Oregon and Washington, solicit, divert or accept orders for the sale or leasing, installation, maintenance or monitoring of alarm systems or for providing armed response services from any Subscribers whose Alarm Accounts Sequence assigned, transferred and conveyed to Monitoring under this Agreement or who within one
(1) year prior to such solicitation, diversion or acceptance of orders, were or are subscribers of Monitoring, including Monitoring's subsidiaries or affiliated corporations. For five (5) years following the date of this Agreement, neither Sequence nor Stockholders will directly or indirectly or as a partner, limited partner, agent, representative, stockholder, creditor or consultant or in any other capacity with any business, recruit, offer to employ or otherwise solicit the employment of any person who was at any time within three (3) months prior to such action an employee of Monitoring; provided, however, that a general classified advertisement which Sequence or Stockholders do not direct to Monitoring's employees shall not violate the restrictions set forth herein so long as Sequence or Stockholders do not offer employment to any employee of Monitoring or to a person who was an employee of Monitoring within the previous three (3) months.

                 9.2 Nondisclosure of Confidential Information. Sequence and Stockholders agree to maintain as secret and confidential all "Confidential Information," as defined herein, and agree not to use, disclose, transfer, sell or make such information available to any successors or third parties, except as authorized in advance and in writing by Monitoring or in the following circumstances (a) as required in order to comply with any subpoena, court order or applicable law, provided that the disclosing party shall use its best efforts to give Monitoring prior written notice of such disclosure; (b) if such information becomes publicly available not due to the fault of Sequence or Stockholders; and (c) as such use of Confidential Information is reasonably required for any reason set forth in Section 8.1 hereof. From and after the Closing Date, Sequence and Stockholders shall also use their best efforts to restrict their agents and employees from having access to or using any Confidential Information. The term "Confidential Information" means any trade secrets, proprietary or other information reasonably known by Sequence or Stockholders to be confidential or reasonably designated in writing to Sequence and Stockholders as confidential by Monitoring with respect to the Alarm Accounts or the Assets, including, without limitation, any of the following information: any customer or Subscriber lists;





Page 15 - AGREEMENT AND PLAN OF REORGANIZATION any lists, notes or compilations which contain the names, addresses, telephone numbers or any contract information for or with respect to the Subscribers; and copies of contracts, agreements and related documents between Sequence and the Subscribers under the Alarm Accounts.

                 9.3 Enforcement. Sequence and Stockholder acknowledge and agree that the time, scope and other provisions of Sections 9.1 and 9.2 have been specifically negotiated by sophisticated parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. Sequence and Stockholder further agree that if, at any time, despite the express agreement of the parties hereto, a court of competent jurisdiction holds that any portion of Sections 9.1 and 9.2 is unenforceable for any reason, the maximum restrictions of time, scope or other provisions reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions held unenforceable. Sequence and Stockholders agree that Monitoring will suffer irreparable harm if Sequence or Stockholders fail to comply with the provisions of this Section 9 and that Monitoring will be entitled to injunctive relief to enforce the terms of this
Section 9 in addition to any other remedies available to Monitoring.

         10. Conditions Precedent to Obligations of Monitoring. All obligations of Monitoring at the Closing are subject, at Monitoring's option, to the fulfillment prior to or at the Closing by Sequence and Stockholders of each of the following:

                 10.1 Agreement and Schedules. Sequence and Stockholders shall have delivered all schedules and exhibits required by this Agreement to be delivered on the Closing Date.

                 10.2 Authorizations of Board of Directors and Stockholders. The Board of Directors and the stockholders of Sequence shall have approved, in accordance with Sequence's Articles of Incorporation and Bylaws, (i) this Agreement and the execution and delivery hereof by Sequence and Stockholders; and (ii) the performance by Sequence and Stockholders of all of their obligations pursuant to this Agreement. Certified copies of the minutes of Sequence's Board of Directors and stockholders authorizing the transactions contemplated by this Agreement shall have been delivered to Monitoring.

                 10.3 Consents Obtained. All material consents, authorizations and approvals required for the consummation of the transactions contemplated under this Agreement shall have been obtained.

                 10.4 Good Standing Certificate. Monitoring shall have received a certificate from the Secretary of State of the State of Oregon and in all states where Sequence conducts business as a foreign corporation, dated as close to the Closing Date as possible, stating that Sequence is an existing Oregon corporation or a foreign corporation in good standing.

                 10.5 No Pending Litigation. There shall not be pending or threatened any claim, proceeding, investigation or inquiry, by any person, governmental body or authority, seeking to prevent or change the terms of, or obtain damages in connection with, this Agreement or the transaction contemplated hereby or which questions the validity or legality of the consummation of the transaction contemplated hereby. No action or proceeding relating to any item shall have been instituted or threatened prior to the Closing Date that, if concluded adversely to the Sequence, would be materially adverse to Monitoring's ownership of and operation of the Assets.

                 10.6 Payment of Secured Obligations. Monitoring shall have received from Sequence satisfactory evidence from Sequence that all liabilities of Sequence secured by or relating to the Assets shall have been paid in full and that arrangement for the payment of Sequence's





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
Third Party Indebtedness by Monitoring in the amounts set forth in SCHEDULE 2.2 shall have been made upon terms and conditions satisfactory to Monitoring, in which case Uniform Commercial Code termination statements or satisfactory releases shall have been executed and delivered to Monitoring at Closing in order to terminate or release all security interests or liens relating to the Assets.

                 10.7 Transfer Documents. Sequence shall have executed and delivered such bills of sale, assignments and other instruments of transfer, in form and substance reasonably satisfactory to counsel for Monitoring, necessary to assign, transfer and convey all of the Assets to Monitoring.

                 10.8 Registration Rights Agreement. Sequence shall have executed the Registration Rights Agreement and Stockholders shall have each executed the Affidavit and Agreement.

                 10.9 Opinion Letter of Sequence's Legal Counsel. Monitoring shall have received the opinion of Sequence's legal counsel in a form acceptable to Monitoring.

                 10.10 Miscellaneous. Monitoring shall have received all consents and such additional instruments and documents as may reasonably be required by this Agreement or to consummate the transactions contemplated herein.

         11. Conditions Precedent to Obligations of Sequence and Stockholders. All obligations of Sequence and Stockholders at the Closing are subject, at the option of Sequence or Stockholders, to the fulfillment prior to or at the Closing by Monitoring of each of the following:

                 11.1 Payments. Sequence shall have received the Closing Exchange Payment due at Closing pursuant to this Agreement.

                 11.2 Authorization of Monitoring. The Board of Directors of Parent and Monitoring shall have approved or Sequence and Stockholders shall have received assurances from Monitoring that the Board of Directors and Stockholders of Parent and Monitoring shall ratify and approve as soon as reasonably possible after the Closing Date, in accordance with their Certificates of Incorporation and Bylaws (i) the Agreement and the execution and delivery hereof by Monitoring and the Registration Rights Agreement and the execution and delivery by Parent thereof, and (ii) the performance by Monitoring of all of its obligations pursuant to this Agreement and by Parent of all of its obligations under the Registration Rights Agreement. Certified copies of the minutes of Parent's and Monitoring's Board of Directors authorizing the transactions contemplated by this Agreement shall have been delivered to Sequence and Stockholders or Monitoring shall have made arrangements for their delivery to Sequence and Stockholders as soon as reasonably possible after the Closing Date.

                 11.3 Registration Rights Agreement. Parent shall have executed and delivered to Monitoring the Registration Rights Agreement.

         12. Expenses. Monitoring, Sequence and Stockholders shall each pay all of their own respective expenses incurred by or on behalf of each of them in connection with this Agreement and the transactions contemplated hereunder, including, but not limited to, all due diligence, legal and accounting expenses.





Page 17 -  AGREEMENT AND PLAN OF REORGANIZATION

         13. Nature of Statements and Survival of Representations, Warranties And Agreements. All statements of fact and only those statements of facts contained in any written statement, certificate, exhibit, schedule or other document delivered by or on behalf of the parties pursuant hereto or in connection with the consummation of the transactions contemplated hereby are deemed representations and warranties made hereunder. All covenants, representations, warranties and agreements made by the parties hereunder shall survive the Closing Date, the delivery of the Assets, and the dissolution and liquidation of any party hereto and remain effective regardless of any investigation at any time (whether before or after the date of this Agreement) made by or on behalf of any party or of any information any party may obtain or have (whether before or after the date of this Agreement) in respect thereof and regardless of any non-exercise by a party of any rights hereunder.

         14.     Indemnification By Sequence and Stockholders.

                 14.1 Indemnification. Notwithstanding any investigation by Monitoring, Sequence and Stockholders jointly and severally agree to indemnify, hold harmless and defend Monitoring, including Monitoring's agents, employees, officers, directors, and subsidiary and parent corporations (collectively, the "Monitoring Parties"), from and against, and to reimburse the Monitoring Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Monitoring Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Sequence and Stockholders made in this Agreement or the schedules or exhibits hereto, whether or not such representation or warranty is qualified by Sequence's and Stockholders' knowledge or limited to the best of Sequence's and Stockholders' knowledge;
(ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Sequence and Stockholders under this Agreement; (iii) any liabilities of Sequence to third parties of any nature arising out of any act performed or state of facts suffered to exist by Sequence on or prior to the Closing Date, other than (a) Assumed Liabilities and (b) performance of the duties and obligations under the Contracts after the Closing Date; (iv) any claim or liability arising out of or related to the litigation and claims, or threats thereof, including without limitation any litigation described on
SCHEDULE 5 or any litigation or claims arising out of or related to the characterization of this transaction as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended; and (v) the failure by Sequence or its predecessors to comply with, prior to the Closing Date, any "three (3) day right of rescission" law or similar right of rescission or cancellation statute covering any of the Alarm Accounts. This indemnification extends to any losses suffered or costs incurred by the Monitoring Parties arising out of or relating to claims pursuant to this Section 14.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Monitoring Parties pursuant to this Section 14.1 shall hereinafter be referred to as a "Monitoring's Claim."

                 14.2 Survivability. In order for any Monitoring Parties to be entitled to indemnification for a Monitoring's Claim as provided for in
Section 14.1, a notice of a Monitoring's Claim must be submitted to Sequence and Stockholders within the following applicable time limitations:

                          (a)     Except as provided in Section 14.2(b) or in
cases of fraud or intentional misrepresentation or of claims by Sequence's current or former employees, a Monitoring's Claim pursuant to Section 14.1(i) must be submitted on or before September 30, 1998;





Page 18 -  AGREEMENT AND PLAN OF REORGANIZATION

                          (b)     A Monitoring's Claim pursuant to Section
14.1(i) for a breach of Sections 5.1, 5.2, 5.5, 5.9 and 5.11 must be submitted before the expiration of the applicable statute of limitations with respect to such Monitoring's Claim; and

                          (c)     All other Monitoring's Claims must be
submitted before the expiration of the applicable statute of limitations with respect to such Monitoring's Claims.

                 14.3 Monitoring's Claim Basket and Liability Limit. With the exception of Monitoring's Claims under Section 14.1(iv), Sequence's and Stockholders' obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Monitoring's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Monitoring's Claim Basket"). In no event shall the total liability of Sequence and Stockholders for all Monitoring's Claims exceed the Exchange Price (including all Assumed Liabilities paid, assumed and discharged by Monitoring) ("Sequence's Liability Limit"); provided however, that any Monitoring's Claim resulting from Sequence's and Stockholders' (or its designee's) failure to pay or otherwise satisfy any of the Excluded Liabilities shall not be included in the Monitoring's Claim Basket or Sequence's Liability Limit described in this
Section 14.3.

                 14.4 Notice; Tendering Defense to Sequence and Stockholders. Sequence's and Stockholders' obligation to indemnify and reimburse Monitoring hereunder are subject to prior written thirty (30) day notice by Monitoring of a Monitoring's Claim, unless the Monitoring's Claim involves litigation, in which case Monitoring shall provide Sequence and Stockholders with notice of such litigation within twenty (20) days after receipt of such complaint by Monitoring; provided, however, that Sequence and Stockholders shall have the right to defend any Monitoring's Claim made by a third party and Sequence, and Stockholders shall have the right to control the defense, settlement or compromise of such Monitoring's Claim and Monitoring shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Monitoring's interest, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Monitoring's Claim) exceeds the Sequence's Liability Limit, as such term is defined in Section 14.3, in which case the party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Monitoring shall control the defense, settlement or compromise of any Monitoring's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such a Monitoring's Claim) do not exceed the Monitoring's Claim Basket, and after the Monitoring's Claim Basket has been exceeded, Monitoring shall control the defense, settlement or compromise of any Monitoring's Claim where the damages demanded or alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred Dollars ($2,500), and Sequence and Stockholders shall have no right to be kept informed or to participate in such litigation. Sequence and Stockholders shall also indemnify and hold harmless Monitoring from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which it may suffer or incur in connection with enforcement of the indemnification obligation of the Sequence and Stockholders hereunder.

                 14.5 Right of Setoff. In addition to the rights of Monitoring under Sections 14.1 through 14.4, Sequence and Stockholders agree that Monitoring shall have the right at any time following the Closing Date to setoff against any amounts payable to Sequence under this Agreement an amount equal to any and all losses, damages, liabilities, costs and expenses incurred





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
by Monitoring, including without limitation, reasonable attorney's fees, for which Monitoring has a right to indemnification under Sections 14.1 through 14.4.

         15.     Indemnification by Monitoring.

                 15.1 Indemnification. Notwithstanding any investigation by Stockholders, Monitoring agrees to indemnify, hold harmless and defend Sequence and Stockholders, including Sequence's and Stockholders' agents (collectively, the "Sequence Parties"), from and against, and to reimburse the Sequence Parties with respect to, any and all losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorney's fees, incurred by the Sequence Parties, or any of them, by reason of or arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of Monitoring made in this Agreement or the schedules or exhibits hereto, whether or not such representation or warranty is qualified by Monitoring's knowledge or limited to the best of Monitoring's knowledge, or (ii) the nonfulfillment or inadequate performance of any covenant or agreement on the part of Monitoring under this Agreement. This indemnification extends to any losses suffered or costs incurred by the Sequence Parties arising out of or relating to claims pursuant to this Section 15.1, including, without limitation, reasonable attorney's fees, whether or not a lawsuit is commenced by any third party. Any claim for indemnification by any of the Sequence Parties pursuant to this Section 15.1 shall hereinafter be referred to as a "Sequence's Claim."

                 15.2 Survivability. In order for any Sequence Parties to be entitled to indemnification for a Sequence's Claim as provided for in
Section 15.1, a notice of a Sequence's Claim must be submitted to Monitoring within the following applicable time limitations:

                          (a)     Except in cases of fraud or intentional
misrepresentation, a Sequence's Claim pursuant to Section 15.1(i) must be submitted on or before September 30, 1998; and

                          (b)     All other Sequence's Claims must be submitted
before the expiration of the applicable statute of limitations with respect to such Sequence's Claims.

                 15.3 Sequence's Claim Basket and Liability Limit. Monitoring's obligations with respect to indemnity pursuant to this section shall be limited to the extent that the aggregate of such Sequence's Claims must first exceed Fifty Thousand Dollars ($50,000) ("Sequence's Claim Basket"). In no event shall the total liability of the Monitoring for all Sequence's Claims exceed the Exchange Price (including all Assumed Liabilities) ("Monitoring's Liability Limit").

                 15.4     Notice; Tendering Defense to Monitoring.
Monitoring's obligation to indemnify and reimburse Sequence and Stockholders hereunder is subject to prior written thirty (30) day notice by Sequence and Stockholders of a Sequence's Claim, unless the Sequence's Claim involves litigation, in which case Sequence and Stockholders shall provide Monitoring with notice of such litigation within twenty (20) days after receipt of such complaint by Sequence and Stockholders; provided, however, that Monitoring shall have the right to defend any Sequence's Claim made by a third party, and Monitoring shall have the right to control the defense, settlement or compromise of such Sequence's Claim and Sequence and Stockholders shall have the right to be kept currently informed and to reasonably participate in all aspects of such litigation to the extent deemed necessary to protect Sequence's and Stockholders' interests, unless the amount of damages demanded or alleged or prayed for in the complaint (or if no damages are demanded, alleged or prayed for in the complaint, the damages reasonably likely to result from such a Sequence's Claim) exceeds the Monitoring's Liability Limit, in which case the





Page 20 - AGREEMENT AND PLAN OF REORGANIZATION party with the greatest economic risk shall have the right to such control, subject to the other party's right of information and participation. Notwithstanding anything to the contrary contained in this Agreement, Sequence and Stockholders shall control the defense, settlement or compromise of any Sequence's Claim where the damages demanded or alleged or prayed for in the complaint (or if no damages are demanded or alleged or prayed for in the complaint, the damages reasonably likely to result from such an Sequence's Claim) do not exceed the Sequence's Claim Basket, and after the Sequence's Claim Basket has been exceeded, Sequence and Stockholders shall control the defense, settlement or compromise of any Sequence's Claim where the damages alleged or prayed for in the complaint do not exceed the sum of Two Thousand Five Hundred Dollars ($2,500), and Monitoring shall have no right to be kept informed or to participate in such litigation. Monitoring shall also indemnify and hold harmless Sequence and Stockholders from, for and against any costs and expenses (including attorney's fees at trial and in any appeal) which they may suffer or incur in connection with enforcement of the indemnification obligation of the Monitoring hereunder.

         16. Transition Support. After the Closing Date and continuing for a period of no less than ninety (90) days and no more than one hundred twenty
(120) days, Stockholders, at no cost to Monitoring, shall respond to Monitoring's questions as necessary to assist Monitoring during such period with the transition of Assets, business and operations to Monitoring as a result of the transaction contemplated hereby. There will be no charge to Monitoring for such transition assistance, other than reimbursement for reasonable out-of-pocket expenses directly incurred in connection with any travel or other expenses undertaken at the written request of Monitoring.

         17.     Miscellaneous.

                 17.1 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is served personally, or by facsimile (with verbal verification of complete receipt), service shall be conclusively deemed made at the time of such personal service or facsimile transmission. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

   If to Sequence:           Sequence Systems, Inc., dba Alltec Security Systems
                             7515 N.E. Ambassador Place, Suite C
                             Portland, Oregon 97220
                             Attention:  Robert P. Thompson, President

   If to Stockholders:       Robert P. Thompson
                             George T. Nuttle
                             Donald A. Buss
                             7515 N.E. Ambassador Place, Suite C
                             Portland, Oregon 97220

   If to Monitoring:         Protection One Alarm Monitoring, Inc.
                             3900 S.W. Murray Boulevard
                             Beaverton, Oregon 97005
                             Attention:  John W. Hesse





Page 21 -  AGREEMENT AND PLAN OF REORGANIZATION
                             and

                             Protection One Alarm Monitoring, Inc.
                             6011 Bristol Parkway
                             Culver City, California 90230
                             Attention:  John E. Mack, III

   With a copy to:           David R. Ludwig
                             Farleigh, Wada & Witt, P.C.
                             600 Bank of America Financial Center
                             121 S.W. Morrison Street
                             Portland, Oregon 97204

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner provided hereby to the other party or parties hereto.

                 17.2 Modifications or Amendments. No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto.

                 17.3 Waiver. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. All waivers must be in writing and signed by the party waiving compliance.

                 17.4 Knowledge of Parties. Where any representation or warranty contained in this Agreement is expressly qualified by a reference to knowledge, information and/or belief of the party making such representation and warranty, such party shall have made reasonable inquiry as to the matters that are the subject of such representations and warranties.

                 17.5 Binding Effect. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and, to the extent permitted by Section 17.6 assigns.

                 17.6 Assignment. Sequence and Stockholders may not assign any rights or delegate any duties under this Agreement without the prior written consent of Monitoring (including, without limitation, any rights in and to the Deferred Exchange Payment), except that Sequence shall be entitled to assign its rights under this Agreement to Stockholders pursuant to a plan of liquidation adopted in connection with the dissolution of Sequence.

                 17.7 Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and shall be one and the same instrument.

                 17.8 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                 17.9 Applicable Law; Severability; Attorney's Fees. This Agreement shall, in all respects, be governed by the laws of the State of Oregon applicable to agreements executed and to be wholly performed within the State of Oregon. Nothing contained herein shall be construed





Page 22 - AGREEMENT AND PLAN OF REORGANIZATION so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event any action or arbitration is instituted by a party hereto to enforce or construe any term or to recover damages resulting from the breach of any term of this Agreement, the prevailing party in such action or arbitration shall be entitled to such reasonable fees, costs and expenses (including the costs of the arbitrator) as may be fixed by the court or arbitrator. The jurisdiction for any arbitration or judicial proceedings brought by either party against the other party with respect to this Agreement shall be Multnomah County, Oregon.

                 17.10 Arbitration. Either party may elect to require that any controversy arising out of or relating to this Agreement be determined by arbitration in accordance with the then effective commercial arbitration rules of American Arbitration Association. All statutes of limitation which would otherwise be applicable shall apply to the arbitration proceeding. Any judgment upon the award rendered pursuant to arbitration may be entered in any court having jurisdiction. In lieu of using the American Arbitration Association, the parties may agree to select a single arbitrator who is experienced in the alarm industry. If any legal action or other proceeding has been brought by either party to construe, interpret or enforce this Agreement;
(i) the party who is the defendant or respondent in such proceeding shall be deemed to have waived the option to arbitrate if a general appearance is made in such proceeding prior to filing a claim in arbitration and (ii) the party who is the plaintiff or petitioner in such proceeding shall be deemed to have waived the option to arbitrate if a claim for arbitration is not filed within sixty (60) days after a general appearance has been made by the adverse party in such proceeding. If either party exercises the option to arbitrate, arbitration shall be mandatory and any pending judicial proceeding shall be stayed except to the extent permitted in this section.

                 17.11 Provisional Remedies. The following remedies may be exercised by either party regardless of whether an arbitration proceeding is then pending and without waiving any right to require arbitration: (i) injunctive or other equitable relief to the extent such relief does not conflict with any arbitration award; and/or (ii) setoff or recoupment.

                 17.12    Right to Use of Names.  For a period of twenty-four
(24) months after the Closing Date, Sequence grants Monitoring the nonexclusive right to use the names "Sequence Systems, Inc." and "Alltec Security Systems" in connection with the transition of the Alarm Accounts and for no other purpose. Sequence represents that it has the power and right to grant Monitoring the rights granted in this Section 17.12.

                 17.13 Captions. Any captions to the sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement and shall not be used for the determination of the validity of this Agreement or any provision therefor.

                 17.14 Entire Agreement; Waiver; Further Assurances. This Agreement, together with any related documents referred to in this Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof. Each of the parties hereto shall execute





Page 23 - AGREEMENT AND PLAN OF REORGANIZATION and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

                 17.15 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Monitoring, Sequence and Stockholders any legal or equitable right, remedy or claim under or with respect to this Agreement.

                 17.16 Time is of the Essence. Time is of the essence for each and every provision of this Agreement.

                 17.17 Confidentiality. Each party shall hold in confidence the fact of the existence of and all economic and other terms of this Agreement and the transactions contemplated herein (collectively, "Confidential Terms"). The parties agree that disclosure of any Confidential Terms shall be limited solely to management of and advisors to Monitoring, Sequence and Stockholders on a "need to know" basis, and such management and advisors shall be advised of and agree to be bound by the provisions of this Section 17.17. In furtherance and not in limitation of the foregoing, no statements shall be issued regarding this Agreement or the economic or other terms of the transactions contemplated herein without the prior written consent of Monitoring, Sequence and Stockholders. Notwithstanding anything to the contrary set forth in this Agreement or any other documents executed by the parties, Monitoring is authorized to disclose the existence of and all economic and other terms of this Agreement in connection with any state or federal securities filings, offering circulars, registration statements, or loan agreements of Monitoring or Parent.





Page 24 -  AGREEMENT AND PLAN OF REORGANIZATION

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SEQUENCE:                  SEQUENCE SYSTEMS, INC., dba ALLTEC SECURITY SYSTEMS


                            By:
                                -------------------------------
                            Its:
                                ------------------------------

STOCKHOLDERS:



                            ----------------------------------
                            Robert P. Thompson



                            ----------------------------------
                            George T. Nuttle



                            ----------------------------------
                            Donald A. Buss

MONITORING:                 PROTECTION ONE ALARM MONITORING, INC.


                            By:
                               -------------------------------
                            Its:
                                ------------------------------






Page 25 -  AGREEMENT AND PLAN OF REORGANIZATION